Exhibit 10.3
PURCHASE AGREEMENT
dated as of April 23, 2009
by and among
WESTWOOD ONE, INC.
and
THE PURCHASERS SIGNATORY HERETO

PURCHASE AGREEMENT
This Purchase Agreement is entered into and dated as of April 23, 2009 (this “Agreement”), among Westwood One, Inc., a Delaware corporation (the “Company”), and Gores Radio Holdings, LLC (in each case together with its designees that are Affiliates of The Gores Group, LLC, the “Purchasers”); and
WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, certain securities of the Company pursuant to the terms set forth herein.
NOW, THEREFORE, the Company and each Purchaser, severally and not jointly, hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.1 Definitions. The following terms shall have the meanings set forth in this Section 1.1:
“$” means U.S. Dollars.
“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person. Without limiting the foregoing with respect to a Purchaser, any investment fund, managed account or investment Person that is managed by the same investment manager (or an Affiliate of such investment manager) as such Purchaser will be deemed to be an Affiliate of such Purchaser.
“Alternative Proposal” means any bona fide, written, unsolicited offer from a Person (the “Offeror”) to acquire solely for cash, whether by merger, consolidation or other business combination, (i) 100% of all classes of equity securities of the Company, or (ii) 100% of the assets of the Company, other than the transactions contemplated by this Agreement, together with reasonable evidence that the Person making such offer has or can obtain pursuant to legally binding obligations sufficient capital to consummate such transaction.
“Amended and Restated Bylaws” means the Company’s Amended and Restated Bylaws in the form attached hereto as Exhibit A.
“assets” or “property” means all assets and property of any nature whatsoever, real, personal, mixed, tangible, intangible or otherwise.
“Base Balance Sheet” has the meaning set forth in Section 3.1(g).
“Board” means the Board of Directors of the Company.
“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by Law or the action of any Governmental Authority to close.
“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended to date.

“Certifications” has the meaning set forth in Section 3.1(g)(iv).
“Certificates” means the Series A-1 Certificate of Designations and the Series B Certificate of Designations.
“Chanin Fee Letter” means the letter agreement, dated January 15, 2009, between Gores Radio Holdings, LLC and the Company in connection with the reimbursement of fees and expenses incurred by Chanin Capital Partners.
“Charter Amendment” means an amendment to the Certificate of Incorporation in the form attached hereto as Exhibit B to (i) increase the number of authorized shares of Common Stock to 5,000,000,000, (ii) effectuate a subsequent reverse stock split of the outstanding Common Stock, (iii) define the term “Continuing Directors” that is used but not currently defined in the Certificate of Incorporation, (iv) delete Article Sixteenth of the Certificate of Incorporation and (v) delete the second sentence of Article Seventeenth of the Certificate of Incorporation.
“Closing” means the closing of the purchase and sale of the Gores Series B Preferred Shares and the issuance and exchange with respect to the Gores Series A-1 Preferred Shares.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Stock” means the common stock of the Company, par value $0.01 per share, and any securities into which such stock may hereafter be reclassified.
“Company” has the meaning set forth in the recitals hereto.
“Company Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company.
“Company Employee Plan” means any employee benefit or compensation plans, contracts, arrangements or commitments (including “employee benefit plans,” as defined in Section 3(3) of ERISA) or any other plans, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) established, maintained, sponsored or contributed to (or with respect to any obligation that has been undertaken) by the Company, any Subsidiary or any entity that would be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA for any Employee, officer, director, consultant or stockholder or their beneficiaries of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has liability, or makes or has an obligation to make contributions on behalf of any such Employee, officer, director, consultant or stockholder or beneficiary.
“Confidentiality Agreement” means the letter agreement, dated October 1, 2007, between The Gores Group, LLC and the Company.
“Consent” means any approval, consent, ratification, license, permission, registration, Permit, waiver or other authorization.

“contract” or “agreement” means any agreement, contract, lease, mortgage, power of attorney, evidence of indebtedness, letter of credit, undertaking, covenant not to compete, license, instrument, obligation, commitment, understanding, policy, purchase or sales order, quotation or other commitment, whether oral or written, express or implied.
“control” including the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“Debt Restructuring Agreements” means the Financing Documents and the New Loan Agreement Documents as such terms are defined in the Securities Purchase Agreement.
“Employees” means the employees of the Company and its Subsidiaries.
“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Evaluation Material” has the meaning set forth in the Confidentiality Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fairness Opinion” has the meaning set forth in Section 5.1(k).
“FCC” means the Federal Communications Commission.
“FCC Licenses” has the meaning set forth in Section 3.1(d).
“Fee Letters” means, collectively, the Chanin Fee Letter and the Gores Fee Letter.
“14f-1 Notice” has the meaning set forth in Section 3.1(h).
“GAAP” means United States generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Company and its Subsidiaries throughout the period indicated.
“Gores” means The Gores Group, LLC and any successor or assignee thereof.
“Gores Credit Guarantee” means a guarantee in the form attached to the New Credit Facility.
“Gores Fee Letter” means the letter agreement, dated January 28, 2009, between Gores Radio Holdings, LLC and the Company in connection with the reimbursement of the fees and expenses incurred by Gores.

“Gores NFL Guarantee” means the Guarantee Agreement, dated March 12, 2009, among Gores Capital Partners II, L.P., Gores Co-invest Partnership II, L.P. Gores Capital Advisors II, LLC, Westwood One Radio Networks, Inc., and the National Football League.
“Gores Preferred Shares” means the Gores Series A-1 Preferred Shares and the Gores Series B Preferred Shares.
“Gores Securities” means the Gores Preferred Shares and the Underlying Shares with respect to the Gores Preferred Shares.
“Gores Series A-1 Preferred Shares” has the meaning set forth in Section 2.1.
“Gores Series B Preferred Shares” means the 25,000 shares of Series B Preferred Stock that are being purchased by the Purchasers at the Closing.
“Governmental Authority” means any United States federal, state, provincial, supranational, county or local or any foreign government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal, or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations and rules issued pursuant to that act.
“Indemnified Party” has the meaning set forth in Section 4.11(b).
“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the Closing Date, among the Company, Gores Radio Holdings, LLC and the other investors party thereto, in the form of Exhibit C.
“knowledge” when used with respect to the Company means the actual knowledge, after reasonable inquiry, of the Persons listed on Schedule B attached hereto, with respect to the matter in question.
“Laws” means any foreign, federal, state or local statute, law (including common law), rule, ordinance, code or regulation, any Order, and any regulation, rule, interpretation, guidance, directive, policy statement or opinion of any Governmental Authority.
“liability” means any liability or obligation of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on the Base Balance Sheet).
“Losses” means any and all damages, fines, penalties, deficiencies, liabilities, claims, losses (including diminution in or loss of value), judgments, awards, settlements, Taxes, actions, obligations and costs and expenses in connection therewith (including interest, court costs and reasonable fees and expenses of attorneys, accountants and other experts, and any other expenses of litigation or other Proceedings (including costs of investigation, preparation and travel) or of any default or assessment).

“Material Adverse Change” means any change, effect, event, occurrence, state of facts or developments that has had, or would reasonably be expected to have, a Material Adverse Effect; provided, that, a “Material Adverse Change” shall not be deemed to include any Material Adverse Effect to the extent resulting from (i) changes, after the date hereof, in generally accepted accounting principles, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by Governmental Authorities, or (iii) changes, after the date hereof, in general economic or market conditions, except, with respect to clauses (i), (ii) and (iii), to the extent that the effects of such changes are disproportionately adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole.
“Material Adverse Effect” means any material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Subsidiary to perform its obligations under this Agreement or any of the other Transaction Documents without substantial delay, or (c) the legality, validity or enforceability of any Transaction Document.
“New Credit Facility” means the Credit Agreement, dated as of the Closing Date between the Company, the lenders from time to time party thereto and Wells Fargo Foothill, Inc. as Administrative Agent for the lenders and as a lender.
“NFL Letter” shall have the meaning set forth in Section 5.1(n).
“Non-Gores Director” means H. Melvin Ming, Emanuel Nunez and Norman J. Pattiz, so long as each is member of the Board.
“Order” means any award, writ, stipulation, determination, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any contract with, any Governmental Authority.
“ordinary course of business” means the ordinary course of business of the Company and the Subsidiaries consistent with past practice.
“Permits” means all Orders, Consents, franchises, grants, easements, variances, exceptions and certificates of any Governmental Authority.
“Person” means an individual or corporation, partnership, limited partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Preferred Shares” means the shares of Series A-1 Preferred Stock and Series B Preferred Stock to be issued in connection with the Transactions.
“Proceeding” means an action, charge, claim, demand, suit, arbitration, inquiry, notice of violation, investigation, litigation, audit or other proceeding (including a partial proceeding, such as a deposition), whether civil, criminal, administrative, investigative or informal.
“Proxy Statement” means the proxy statement and ancillary materials to be sent to the stockholders of the Company for the purpose of the Stockholder Approval and all amendments and supplements thereto.
“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchasers” has the meaning set forth in the recitals hereto.
“Radio Rights Agreement” means the Radio Rights Agreement, dated March 12, 2009, between National Football League and Westwood One Radio Networks, Inc. and, with respect to Section 10.d thereof only, the Company.
“Related Person” means (x) any Affiliate of a Purchaser and any officer, director, partner or member of such Purchaser or any of its Affiliates and (y) any investment fund, investment partnership, investment account or other investment Person whose investment manager, investment advisor, managing member or general partner, is (i) a Purchaser or an Affiliate of a Purchaser or (ii) any officer, director, partner or member of a Purchaser or any of its Affiliates.
“Registration Rights Agreement” means the Registration Rights Agreement, dated March 3, 2008, between the Company and Gores Radio Holdings, LLC.
“Registration Rights Amendment” means an amendment to the Registration Rights Agreement in the form attached hereto as Exhibit D.
“Restricted Period” means from and after the date of this Agreement until May 28, 2009.
“Rule 144” and “Rule 424” means Rule 144 and Rule 424, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“SEC Documents” means all SEC Reports filed with or furnished to the Commission by the Company since December 31, 2004, including any amendment thereto since the time of filing (or furnishing), and any documents filed or furnished as exhibits thereto.
“SEC Reports” means all forms, reports, schedules, registration statements, definitive proxy or information statements, and other documents required to be filed with or furnished to the Commission, including any amendment thereto since the time of filing (or furnishing), and all documents required to be filed or furnished as exhibits thereto.
“Securities” means the Preferred Shares and the Underlying Shares.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of the date hereof, between the Company and the parties set forth on Schedule A thereto.
“Series A Preferred Stock” means the Company’s 7.50% Series A Convertible Preferred Stock.
“Series A-1 Certificate of Designations” means the certificate of designations relating to the Company’s 7.50% Series A-1 Convertible Preferred Stock, in the form of Exhibit E.

“Series A-1 Preferred Stock” means the new series of the Company’s preferred stock to be designated 7.50% Series A-1 Convertible Preferred Stock having the rights, preferences and privileges set forth in the Series A-1 Certificate of Designations.
“Series A Purchase Agreement” means the Purchase Agreement, dated February 25, 2008, between the Company and Gores Radio Holdings, LLC.
“Series B Certificate of Designations” means the certificate of designations relating to the Company’s 8.0% Series B Convertible Preferred Stock, in the form of Exhibit F.
“Series B Preferred Stock” means the new series of the Company’s preferred stock to be designated 8.0% Series B Convertible Preferred Stock having the rights, preferences and privileges set forth in the Series B Certificate of Designations.
“Stockholder Approval” means the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of the Company having general voting power, regardless of class and voting together as a single class, for the approval of the Charter Amendment.
“Stockholders’ Meeting” means the special meeting of stockholders of the Company called for the purpose of obtaining the Stockholder Approval, including any postponement or adjournment thereof.
“Subsidiary” means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries, (b) a partnership of which the Company, or one or more other Subsidiaries, or the Company and one or more Subsidiaries, directly or indirectly, is the general partner and has the power to direct the policies management and affairs or (c) any other Person (other than a corporation) in which the Company, or one or more Subsidiaries, or the Company and one or more Subsidiaries, directly or indirectly, has at least a majority ownership interest and power to direct the policies, management and affairs thereof.
“Superior Alternative Proposal” means any Alternative Proposal that provides for (i) full payment in cash of the Superior Alternative Proposal Payment concurrently with the termination of this Agreement, regardless of whether the Superior Alternative Proposal is consummated, and (ii) the majority of Non-Gores Directors determine is more favorable to the Company’s common stockholders than the Transactions, taking into account all of the terms and conditions of such Alternative Proposal and this Agreement (including any proposal by Gores to amend the terms of the Transactions), as well as the anticipated timing, conditions and prospects for completion of such Alternative Proposal.
“Superior Alternative Proposal Payment” shall mean the aggregate of the following amounts payable to Gores, offset by the amounts paid by the Company in connection with the reimbursement of actual out-of-pocket fees and expenses of Gores and its Affiliates pursuant to the Fee Letters:
(a) (i) $90 million, representing the liquidation preference of Gores’ existing Series A Preferred Stock or Series A-1 Preferred Stock, as the case may be, plus (ii) all accrued and unpaid dividends thereon, plus (iii) a make whole premium of $15 million; plus
(b) consistent with any compensation received by the holders of Common Stock, any compensation for Gores’ ownership of Common Stock; plus

(c) (i) $25 million, representing the liquidation preference of the Gores Series B Preferred Shares, plus (ii) all accrued and unpaid dividends thereon; plus
(d) $3 million, representing the fee for providing the Gores Credit Guarantee and the Gores NFL Guarantee; plus
(e) reimbursement of any and all payments by Gores or any of its Affiliates pursuant to the Gores NFL Guarantee; plus
(f) reimbursement of any and all payments by Gores or any of its Affiliates pursuant to the Gores Credit Guarantee; plus
(g) reimbursement of all actual out-of-pocket fees and expenses of Gores and its Affiliates pursuant to the Fee Letters.
“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
“Trading Day” means (a) any day on which the Common Stock is listed and traded on the Trading Market, or (b) if the Common Stock is not then listed and traded on a Trading Market, then any Business Day.
“Trading Market” means any national securities exchange, if the Common Stock is then listed on such exchange.
“Transaction Documents” means this Agreement, the Investor Rights Agreement, the Certificates, the Gores NFL Guarantee, the Gores Credit Guarantee, the Debt Restructuring Agreements and any other document, instrument or agreement entered into in connection with transactions contemplated hereby and thereby, including the purchase and sale of the Series B Preferred Stock.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Underlying Shares” means the Common Stock issuable upon conversion of Gores Preferred Shares or otherwise in satisfaction of any other obligation or right of the Company to issue Common Stock pursuant to the Transaction Documents, and in each case, any securities issued or issuable in exchange for or in respect of such securities.
“U.S.” means the United States of America.
“Warrants” means the warrants to purchase (i) up to 3,330,000 shares of Common Stock at a strike price of $5.00 per share, (ii) up to 3,330,000 shares of Common Stock at a strike price of $6.00 per share, and (iii) up to 3,340,000 shares of Common Stock at a strike price of $7.00 per share, previously sold by the Company to the Purchasers pursuant to the Purchase Agreement dated as February 25, 2008, between the Company and Gores Radio Holdings, LLC.

ARTICLE II.
PURCHASE AND SALE
2.1 Closing.
(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, the Gores Series B Preferred Shares, for an aggregate purchase price of $25,000,000 (the “Purchase Price”), allocated among the Purchasers as reflected on Schedule 2.1(a), and (ii) the Company shall issue to each Purchaser the number of shares of Series A-1 Preferred Stock set forth opposite that Purchaser’s name on Schedule 2.1(a) (the “Gores Series A-1 Preferred Shares”), and each Purchaser shall exchange all of its Series A Preferred Stock for the Gores Series A-1 Preferred Shares. Immediately following the consummation of such exchange, all of the outstanding shares of Series A Preferred Stock shall be cancelled.
(b) The Closing shall take place at the Los Angeles offices of Proskauer Rose LLP at 10:00 A.M. local time on a date designated by Gores that is reasonably satisfactory to the Company, which shall be as soon as practicable, but not later than two (2) Business Days after the satisfaction or waiver of all of the conditions set forth in Article V (other than those conditions that by their nature must be satisfied on the Closing Date), or at such other location or time as the parties may agree (it being understood and agreed that the parties desire the Closing to occur simultaneously with the closing of the transactions contemplated by the Debt Restructuring Agreements).
2.2 Closing Deliveries.
(a) At the Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:
(i) a certificate representing the number of shares of Series B Preferred Stock to be purchased by each such Purchaser at the Closing, registered in the name of such Purchaser;
(ii) a certificate representing the number of shares of Series A-1 Preferred Stock to be issued to each such Purchaser at the Closing, registered in the name of such Purchaser;
(iii) the legal opinion of Company Counsel, in form and substance reasonably satisfactory to the Purchasers, executed by such counsel, the legal opinion of the General Counsel of the Company, in form and substance reasonably satisfactory to the Purchasers, executed by such counsel, and the legal opinion of Lerman Senter PLLC, in form and substance reasonably satisfactory to the Purchasers, executed by such counsel;
(iv) evidence that the Series B Certificate of Designations has been filed with and accepted by the Secretary of State of the State of Delaware;
(v) evidence that the Series A-1 Certificate of Designations has been filed with and accepted by the Secretary of State of the State of Delaware;
(vi) the Investor Rights Agreement, duly executed by the Company and all holders of Series B Preferred Stock (other than the Purchasers);
(vii) the Proxy Statement, in form and substance reasonably satisfactory to the Purchasers;

(viii) a certificate dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company certifying as to the fulfillment of each of the conditions set forth in Section 5.1; and
(ix) any other document applicable to the Closing reasonably requested by the Purchasers at least five (5) Business Days prior to the Closing Date.
(b) At the Closing, each Purchaser shall deliver or cause to be delivered to the Company (i) the percentage of the Purchase Price indicated below such Purchaser’s name on the signature page of this Agreement under the heading “Applicable Percentage,” in U.S. Dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose and (ii) the certificates evidencing the shares of such Purchaser’s Series A Preferred Stock (or affidavits of loss, as applicable) in exchange for the certificate(s) evidencing the Gores Series A-1 Preferred Shares set forth opposite the name of such Purchaser on Schedule 2.1(a); provided, that the surrender of such certificates by such Purchaser shall not be a precondition to the cancellation thereof.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Purchasers that, as of the date hereof and, except for representations and warranties that speak as of a specific date other than the Closing Date, on the Closing Date:
(a) Organization and Qualification. Except as disclosed in Schedule 3.1(a), each of the Company and the Subsidiaries is an entity duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Except as disclosed in Schedule 3.1(a), each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(b) Authorization; Enforcement. The Company has the requisite power and authority to enter into and to consummate the Transactions and otherwise to carry out its obligations hereunder and thereunder; provided, that the full conversion of the Preferred Shares is subject to the Stockholder Approval. The execution and delivery of each of the Transaction Documents by the Company and the consummation of the Transactions have been duly authorized by all necessary action on the part of the Company and no further action, approval, consent, ratification, license, permission, registration, waiver or other authorization is required by the Company, the Board or the Company’s stockholders; provided, that the full conversion of the Preferred Shares is subject to the Stockholder Approval. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Each of the Board and a duly authorized committee of the Board consisting solely of Non-Gores Directors, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly determined that this Agreement and the Transactions are advisable and in the best interests of, the Company and its stockholders (other than Gores). This Agreement and the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders (other than Gores).

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the Transactions do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, by-laws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any Law, except, in the cases of clauses (ii) and (iii), for any such conflict, default, right, violation or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) Filings, Consents and Approvals. Except as listed on Schedule 3.1(d), neither the Company nor any Subsidiary is required to obtain any Consent of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions. In connection with this Agreement or any of the Transactions, no SEC Reports are required to be filed by the Company or the Purchasers with the Commission nor is any vote of the stockholders of the Company required, other than (i) Schedule 13D or Form 4 filings by the Purchasers, (ii) filings on Form 3 by newly appointed directors, (iii) filings by the Company on Form 8-K, (iv) in the case of the change in the Board only, the 14f-1 Notice and (v) in the case of the Charter Amendment only, the Proxy and the Stockholder Approval. Schedule 3.1(d) contains a list of all Permits obtained by the Company from the FCC (the “FCC Licenses”). The FCC Licenses are all FCC Permits necessary for the Company to own its property and assets and to carry on its business as currently conducted, except where the failure to have any additional FCC license would not reasonably be expected to, individually or in the aggregate, have a material effect. For purpose of the foregoing sentence, the term “material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, the FCC Licenses are in full force and effect. For purposes of the foregoing sentence, the term “full force and effect” means that to the knowledge of the Company: (a) the FCC orders or other actions issuing the FCC Licenses have become effective; (b) no stay of effectiveness of such orders or other actions has been issued by the FCC; (c) the FCC Licenses have not been revoked, not renewed, or invalidated; and (d) other than conditions resulting from Proceedings of general applicability or conditions typically imposed on entities with similar FCC Permits, the FCC Licenses have not been subject to the imposition of a material adverse condition by any subsequent published FCC Proceeding.
(e) Issuance of the Securities. Upon the filing with, and acceptance of, the Certificates by the Secretary of State of the State of Delaware, the Preferred Shares, and, upon the filing with, and acceptance of, the Charter Amendment by the Secretary of State of the State of Delaware the Underlying Shares, will be duly authorized, and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances and shall not be subject to preemptive rights or similar rights. Upon the Stockholder Approval and the filing with, and acceptance of, the Charter Amendment by the Secretary of State of the State of Delaware, the number of authorized shares of Common Stock shall be sufficient to permit the conversion in full of the Preferred Shares.

(f) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company (as of the date hereof and on a pro forma basis after giving effect to the Transactions) are set forth in Schedule 3.1(f). Except as set forth on Schedule 3.1(f), no securities of the Company or any Subsidiary are entitled or subject to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in any of the Transactions. All outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued, are fully paid and are nonassessable, and have been issued in compliance with all Laws. Except as a result of the sale of the Securities and as set forth on Schedule 3.1(f), there are no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or contracts by which the Company or any Subsidiary is or may become bound to issue or sell any shares of capital stock of the Company or any Subsidiary, or securities or rights convertible or exchangeable into shares of capital stock of the Company or any Subsidiary. Except as set forth on Schedule 3.1(f), the issue and sale of the Securities will not obligate the Company to issue any securities to any Person (other than the Purchasers) and will not result in a right of any holder of the Company’s securities to adjust the exercise, conversion, exchange or reset price under such securities. Except as set forth on Schedule 3.1(f), the Company has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of the Company registered with the Commission or any other Governmental Authority.
(g) SEC Reports; Press Releases; Financial Statements.
(i) Since December 31, 2004, the Company has filed all SEC Reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, on a timely basis. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(ii) As of their respective dates, the financial statements of the Company included in the SEC Documents (A) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, (B) have been prepared in accordance with GAAP and (C) fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Except as set forth on Schedule 3.1(g)(ii), the financial statements included in the SEC Documents filed since December 31, 2006 do not reflect the reversal of reserves or any non-recurring revenue or expense in each case, that is material, except as expressly set forth in the notes thereto. Neither the Company nor any Subsidiary has any liabilities, except liabilities (i) stated or reflected in the Company’s most recent balance sheet included within the SEC Documents filed before the date hereof (the “Base Balance Sheet”), (ii) incurred as a result of or arising out of the Transactions, (iii) liabilities incurred in the ordinary course of business since the date of the Base Balance Sheet that are not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole or (iv) as set forth in Schedule 3.1(g)(ii).
(iii) The Company does not have pending before the Commission any request for confidential treatment of information. There are no outstanding or unresolved comments in comment letters from the Commission with respect to any of the SEC Reports. To the knowledge of the Company, none of the SEC Reports is the subject of any ongoing review by the Commission.

(iv) The Company is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Commission thereunder. The chief executive officer and the chief financial officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Certifications”). Such Certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Company nor any of it officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such Certifications. Since the adoption of the Sarbanes-Oxley Act, the Company has complied in all material respects with the laws, rules and regulations thereunder. The Company has designed disclosure controls and procedures to ensure that material information relating to the Company and the Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities. The Company has disclosed, based on its most recent evaluation before the date of this Agreement, to the Company’s auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other Employees who have a significant role in the Company’s internal controls over financial reporting.
(h) 14f-1 Notice. On March 31, 2009, the Company sent to its stockholders a notice complying with Rule 14f-1 of the Exchange Act (the “14f-1 Notice”) notifying its stockholders of the changes in the Board of Directors pursuant to this Agreement, a true and correct copy of which has been provided to the Purchasers.
(i) Transactions With Affiliates and Employees. None of the officers or directors or other Affiliates of the Company or any Subsidiary and, to the knowledge of the Company, none of the Employees, is a party to any transaction with the Company or any Subsidiary, including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, Affiliate or such Employee or, to the knowledge of the Company, any entity in which any officer, director, Affiliate or any such Employee has a substantial interest or is an officer, director, trustee or partner that in any such case is or would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (other than as adequately disclosed in the SEC Documents).
(j) Certain Fees. Except as set forth on Schedule 3.1(j), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions. The Purchasers shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to written contracts executed by such Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the Transactions. The Company shall indemnify and hold harmless the Purchasers, their employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all Losses and expenses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred.
(k) Application of Takeover Protections. The Company and its Board have taken all necessary action to render inapplicable any control share acquisition, business combination, poison pill (including a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the Laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including the Company’s issuance of the Securities and the Purchasers’ ownership of the Gores Securities and issuance of any additional Securities pursuant to the Transaction Documents.

(l) Investment Company; FIRPTA. The Company is not, and is not an Affiliate of, an investment company within the meaning of the Investment Company Act of 1940. The Company is not a U.S. real property holding corporation within the meaning of Section 897(c) of the Code.
(m) Disclosure. No representation or warranty by the Company contained in this Agreement, and no information contained in the Schedules attached hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made, not misleading. Since the date of the Base Balance Sheet, except as specifically disclosed in the SEC Documents filed before the date hereof or as described in Schedule 3.1(m), there has been no Material Adverse Change, and neither the Company nor any of its Subsidiaries has (i) changed its method of accounting or the identity of its auditors, (ii) declared or made any dividend or distribution of cash or other property to its stockholders or repurchased, redeemed or made any contracts to repurchase or redeem any shares of its capital stock or (iii) issued any equity securities to any officer, director or Affiliate, except pursuant to a Company Employee Plan.
(n) Debt Restructuring Agreements. Each of the representations and warranties of the Company contained in the Debt Restructuring Agreements is true and correct and is hereby incorporated into this Agreement for all purposes.
3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, as to itself only and for no other Purchaser, severally but not jointly, represents and warrants to the Company as follows:
(a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with the requisite corporate, limited liability company or partnership power and authority to enter into and to consummate the Transactions and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each of the Transaction Documents to which such Purchaser is a party has been duly executed by such Purchaser and, when delivered by such Purchaser in accordance with terms hereof, will constitute the valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms.
(b) Investment Intent. Such Purchaser is acquiring the Securities for investment purposes and not with a view to distributing or reselling such Securities or any part thereof in violation of applicable securities Laws, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal or state securities Laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time. Such Purchaser understands that the Securities have not been registered under the Securities Act, and therefore the Securities may not be sold, assigned or transferred in the U.S. other than pursuant to (i) a registration statement under the Securities Act and applicable state securities Laws, or (ii) an exemption from such registration requirements.
(c) Purchaser Status. Such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.
(d) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e) Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities Laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s representations and warranties set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.
(f) Certain Fees. Except as set forth on Schedule 3.2(f), there is no broker, investment banker, financial advisor, finder or other Person that has been retained by or is authorized to act on behalf of the Purchasers that is entitled to any fee or commission from the Company or any of its Subsidiaries or Affiliates in connection with the Transactions. Other than as set forth in the Fee Letters, the Company shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by the Company pursuant to written contracts executed by the Company which fees or commissions shall be the sole responsibility of the Company) made by or on behalf of any Purchaser for fees of a type contemplated in this Section that may be due in connection with the Transactions. The Purchasers shall indemnify and hold harmless the Company, and its directors, officers, employees, agents and representatives, and their respective Affiliates, from and against all Losses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred.
(g) Ability to Protect Its Own Investment and Bear Economic Risks. By reason of the business and financial experience of each Purchaser, such Purchaser has the capacity to protect its own interests in connection with the Transactions and is able to bear the economic risk of an investment in the Securities.
(h) Ability to Consummate Transactions. The Purchasers have available to them sufficient funds to pay the Purchase Price and to make other necessary payments by the Purchasers in connection with the Transactions and will have available to them on the Closing Date sufficient funds to pay such amounts.
ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES
4.1 Transfer Restrictions.
(a) Securities may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities Laws.
(b) The Purchasers agree to the imprinting on any certificate evidencing Securities of a restrictive legend in substantially the form set forth in the Investor Rights Agreement.
4.2 Integration. The Company shall not, and shall use its reasonable best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of the Trading Market, if any.

4.3 Reservation and Listing of Securities. Prior to the Stockholder Approval and the filing of the Charter Amendment, to the fullest extent authorized by the Certificate of Incorporation, the Company shall maintain a reserve from its duly authorized Common Stock, for issuance pursuant to the Transaction Documents, the maximum amount of Common Stock authorized by the Certificate of Incorporation. After the Stockholder Approval and the filing of the Charter Amendment, the Company shall maintain a reserve from its duly authorized Common Stock, for issuance pursuant to the Transaction Documents, in such amount as may be required to fulfill its obligations in full under the Transaction Documents.
4.4 Investigation. No investigation made by Gores and its employees, advisors and other representatives shall affect the representations, warranties and agreements made by the Company pursuant to this Agreement, and each such representation, warranty and agreement shall survive any such investigation in accordance with the terms of this Agreement.
4.5 Standstill. Upon the last day of the Restricted Period, unless the Company has entered into, and not terminated, a definitive agreement in connection with a Superior Alternative Proposal, the provisions set forth in Section 4.14 of the Series A Purchase Agreement shall automatically terminate and be of no further force and effect.
4.6 Use of Proceeds. The Company shall use the net proceeds from the sale of the Gores Securities hereunder to pay a portion of the amounts payable by the Company in connection with the Transactions.
4.7 Warrants. Upon successful completion of the Stockholder Approval and filing and acceptance of the Charter Amendment with the Secretary of State of the State of Delaware and concurrently with the automatic conversion of all of the outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock into shares of Common Stock (as provided for in the Certificates), the Warrants shall be cancelled and Gores Radio Holdings, LLC shall surrender the Warrants to the Company, provided, that the surrender of such warrants by Gores Radio Holdings, LLC shall not be a precondition to the cancellation thereof.
4.8 Properties, Business Insurance. The Company shall obtain and maintain and cause each of its Subsidiaries to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties, contingencies and other risks and hazards and of such types and in such amounts as are reasonably prudent.
4.9 Exclusivity.
(a) The Company will not, and will cause its Affiliates and the directors, officers, employees, agents and representatives of each of them not to, directly or indirectly, solicit, initiate, respond to, encourage, or provide any information or negotiate with respect to, any inquiry, proposal or offer from any other party or enter into any contract, agreement or arrangement relating to any equity or equity linked transaction (other than pursuant to bona fide employment benefit plans), or any sale of all or any material part of the Company’s or any Subsidiary’s business or assets, including through any asset sale, exclusive license, merger, reorganization or other form of business combination, or any other transaction that would otherwise be inconsistent in any material respect with the Transactions. The Company will promptly (and in any event within two (2) Business Days) notify the Purchasers in writing describing the initial and all other material contacts (including copies of all written material, and reasonably detailed summary of all material oral contacts) between the Company or a Subsidiary of the Company or any of their respective directors, officers, employees, agents or representatives and any other Person regarding any such inquiry, proposal or offer received on or after the date hereof.

(b) Notwithstanding the foregoing clause (a), if, during the Restricted Period, the Company receives an Alternative Proposal and the majority of the Non-Gores Directors reasonably conclude in good faith, after consultation with the Company’s outside legal counsel and a financial advisor of national recognized reputation, that (i) the failure to consider and negotiate such Alternative Proposal would be inconsistent with fiduciary duties to its stockholders under applicable Law, and (ii) such Alternative Proposal, if consummated is likely to result in a Superior Alternative Proposal, the majority of the Non-Gores Directors after giving the Purchasers prior written notice of the identity of the third party making such Alternative Proposal, the material terms and conditions of such Alternative Proposal, and the Company’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such proposal, may, and may authorize and permit the Company’s officers, directors, employees, financial advisors, representatives, or agents to, (A) provide the Offeror with nonpublic information, (B) participate in discussions and negotiations with the Offeror relating to such Alternative Proposal and (C) enter into or execute any confidentiality agreements relating thereto; provided, that (1) the Company provides the Purchasers with a copy of all such information that has not been previously provided to the Purchasers simultaneously with the delivery to the Offeror and (2) the Company enters into a confidentiality agreement with the Offeror on terms no less favorable to the Company than those contained in the Confidentiality Agreement. For purposes of clarification, only the majority of the Non-Gores Directors (and not the full Board) shall be involved in the evaluation and negotiation of any Superior Alternative Proposal. If any Superior Alternative Proposal involves a merger of the Company, such Superior Alternative Proposal shall be recommended by the majority of the Non-Gores Directors to the full Board. The full Board will only reject the recommendation of the majority of the Non-Gores Directors if the full Board reasonably concludes in good faith, after consultation with the Company’s outside legal counsel and a financial advisor of national recognized reputation, that the failure to adopt the recommendation of the majority of the Non-Gores Directors would be consistent with fiduciary duties to its stockholders under applicable Law.
(c) Prior to the Board voting upon a Superior Alternative Proposal or the termination of this Agreement, the Company shall provide to the Purchasers a written notice (i) that the majority of the Non-Gores Directors are prepared to recommend the Superior Alternative Proposal and to recommend the termination of this Agreement, (ii) specifying in reasonable detail the consideration and other material terms and conditions of such Superior Alternative Proposal and including a copy of all material written materials provided to or by the Company in connection with such Superior Alternative Proposal, (iii) stating such Alternative Proposal meets the requirements of Section 4.9(b) and (iv) identifying the Offeror. The Company shall cooperate and negotiate in good faith with the Purchasers during the five (5) Business Day period following such notice (it being understood that any amendment to the financial terms or any other material term of such Alternative Proposal shall require a new notice and a new five (5) Business Day period) to make an offer to invest in or acquire the Company. If the Purchasers do not make a bona fide written offer (together with reasonable evidence that such Persons have or can obtain pursuant to legally binding obligations sufficient funds to consummate such offer) that the majority of the Non-Gores Directors determine in their reasonable good faith judgment (after consultation with the Company’s outside legal counsel and a financial advisor of nationally recognized reputation) to be at least as favorable to the holders of Common Stock (other than the Purchasers and their respective Affiliates), from a financial point of view, as such Superior Alternative Proposal, and the Company has complied with Section 4.9(a) and (b) above, the Board may accept such Superior Alternative Proposal; provided, that, concurrently with such acceptance of the Superior Alternative Proposal, the Company pays the Superior Alternative Proposal Payment, and causes the immediate termination of the Gores NFL Guarantee and the Gores Credit Guarantee. In addition, upon payment of the Superior Alternative Proposal Payment, all outstanding securities of the Company (including any shares of Series B Preferred Stock, Warrants, shares of Common Stock, shares of Series A Preferred Stock and shares of Series A-1 Preferred Stock) held by the Purchasers shall be retired or cancelled.

(d) Without limitation, for the purposes of the foregoing, any communications that discuss the consideration or any other material term or condition of an Alternative Proposal shall be deemed to be material.
4.10 Stockholder Vote.
(a) As soon as reasonably practicable, but in no event later than two (2) Business Days following the clearance of the preliminary Proxy Statement by the Commission, the Company shall (i) take all action necessary to duly call, give notice of, convene and hold the Stockholders’ Meeting, and (ii) use its reasonable best efforts to obtain the Stockholder Approval (including, at the request of the Purchasers, holding additional Stockholders’ Meetings or filing additional proxy statements upon any failure to obtain the Stockholder Approval at a Stockholders’ Meeting or postponing or adjourning the Stockholders’ Meeting to obtain a quorum or solicit additional proxies; provided that the Company shall not, except as required by Law, postpone or adjourn the Stockholders’ Meeting for any other reason without the prior consent of the Purchasers). Unless this Agreement is terminated in accordance with Section 6.1 hereof, the Company shall remain obligated to convene and hold the Stockholders’ Meeting to consider the adoption of the Charter Amendment and to take the other actions required by this paragraph. Notwithstanding anything in this Agreement to the contrary, the record date with respect to the Stockholders’ Meeting shall be no earlier than the day after the Closing Date.
(b) The Company shall file with the Commission the Proxy Statement no later than immediately following the Closing. The Company shall give Purchasers and their counsel a reasonable opportunity to review and comment upon the Proxy Statement (which shall not be less than five (5) Business Days) before the filing thereof with the Commission. The Company shall provide Purchasers and their counsel with copies of all written comments and other communications (including any material verbal responses) the Company or its counsel receives from the Commission or its staff with respect to the Proxy Statement, in such case promptly after receipt of such comments or other communications. The Company shall give Purchasers and their counsel a reasonable opportunity to review and comment upon any written or verbal responses to the Commission (which shall not be less than three (3) Business Days) before the provision thereof to the Commission. If at any time prior to the approval and adoption of the Charter Amendment by the Company’s stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders such amendment or supplement. The Company shall not mail the Proxy Statement or any amendment or supplement thereto, without reasonable advance consultation with Purchasers and their counsel (which shall not be less than three (3) Business Days).
(c) The Company hereby represents, warrants and covenants that: the Proxy Statement will not, at the date it is filed with the Commission, at the date it is mailed or distributed to the stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except for any corrections or supplements to any preliminary proxy statement that are made in the final Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except for any corrections or supplements to any preliminary proxy statement that are made in the final Proxy Statement. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Purchasers specifically for inclusion or incorporation by reference in the Proxy Statement.

4.11 Indemnification.
(a) The Company shall indemnify, to the fullest extent lawful, and hold harmless each Purchaser and Related Person, and their respective directors, officers, employees, agents and representatives (collectively, “Indemnified Parties”) from and against any and all Losses, as incurred, directly or indirectly arising out of, based upon or relating to (a) any breach by the Company of any of its representations, warranties or covenants in this Agreement or any other Transaction Document or (b) any Proceeding by or against any Person, directly or indirectly, in connection with or as a result of any of any of the Transactions except to the extent any such Proceeding arose out of, is based upon or relates to any act or failure to act by the Purchasers that is in breach in any material respect of this Agreement or in violation of any Law.
(b) If any Proceeding shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Company in writing, and the Company shall assume the defense thereof, including the engagement of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Company of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially adversely prejudiced the Company.
An Indemnified Party shall have the right to engage separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Company has agreed in writing to pay such fees and expenses; (ii) the Company shall have failed promptly to assume the defense of such Proceeding; (iii) the Company shall have failed promptly to engage counsel reasonably satisfactory to such Indemnified Party in any such Proceeding (in each case, only with respect to such Indemnified Party); or (iv) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Company or any of its Affiliates, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Company or such Affiliates (in which case, under any of clauses (i) through (iv), such counsel shall be at the expense of the Company). The Company shall not be liable for any settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding.
(c) The indemnification and expense reimbursement obligations of the Company under this Section 4.11 shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Parties. If the Company breaches its obligations under any Transaction Document, then, in addition to any other liabilities the Company may have under any Transaction Document or applicable Law, the Company shall pay or reimburse the Indemnified Parties on demand for all costs of collection and enforcement (including reasonable attorneys’ fees and expenses), provided that the Indemnified Parties prevail in such matters. Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Indemnified Parties on demand for all costs of enforcing the indemnification obligations in this paragraph, subject to the Indemnified Parties entering into an undertaking to reimburse all such amounts, in the event the Indemnified Parties do not prevail on such matters. For purposes of clarity, the provisions contained in this Section 4.11 shall not constitute the exclusive remedies of any Indemnified Party hereunder.

4.12 Approvals; Taking of Actions. Subject to the terms and conditions of this Agreement, the Company shall use its commercially reasonable best efforts to (i) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the Transactions as promptly as practicable, and (ii) obtain in a timely manner all necessary Consents and effect all necessary registrations and filings, including the approval of the Trading Market, if any, and any approvals required under the HSR Act. The Company shall be responsible for all filing fees required to be paid in connection any filings or approvals required under the HSR Act. The Purchasers and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors before filing. The Purchasers and the Company shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the Transactions. The Company shall give any notices to third parties, and use their commercially reasonable efforts to obtain any third party Consents related to or required in connection with or to consummate the Transactions. Notwithstanding the foregoing or any other covenant contained herein, in connection with the receipt of any necessary Consents, including under the HSR Act or under any applicable foreign anti-trust Laws, nothing shall require the Company to (i) divest or hold separate any material part of its businesses or operations or (ii) agree not to compete in any geographic area or line of business or agree to take, or not to take, any other action or comply with any other term or condition, in such a manner as would reasonably be expected to result in a Material Adverse Effect.
4.13 Tax Treatment of the Preferred Stock. The Company shall not treat the Preferred Shares as “preferred stock” within the meaning of Section 305 of the Code, unless and until there is a “final determination” to the contrary within the meaning of Section 1313(a) of the Code.
4.14 Public Disclosures; Confidentiality. On or before the Closing Date, except as provided in Sections 4.9 and 4.10, neither the Company nor any Purchaser will issue (or cause or authorize any of its Affiliates to issue) any press release or make any other public disclosures concerning the Transactions or the contents of the Transaction Documents without prior consultation with the other party. Notwithstanding the above, nothing in this Section will preclude any party hereto or its Affiliates from making any disclosures required by applicable Law or the rules of any applicable securities exchange or necessary and proper in conjunction with any document required to be filed with any Governmental Authority. To the extent the Confidentiality Agreement expires prior to the last day of the Restricted Period, Purchasers and their Affiliates subject to the Confidentiality Agreement shall maintain the confidentiality of the Evaluation Material in accordance with the terms of the Confidentiality Agreement through the last day of the Restricted Period.
ARTICLE V.
CONDITIONS
5.1 Conditions Precedent to the Obligations of the Purchasers. The obligation of each Purchaser to acquire the Gores Securities is subject to the satisfaction or, to the extent permitted by Law, waiver by such Purchaser, at or before the Closing, of each of the following conditions:
(a) Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct as of such specific date, shall have been true and correct in all material respects as of the Closing Date.

(b) Performance. The Company shall have (i) performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents, and (ii) delivered or caused to be delivered those items required to be delivered pursuant to Section 2.2.
(c) Required Approvals. The Company shall have obtained in a timely fashion any and all Consents, Permits and waivers necessary or appropriate for consummation of the purchase and sale of the Securities, and all of which shall be and remain so long as necessary in full force and effect; provided, that the full conversion of the Preferred Shares is subject to the Stockholder Approval.
(d) No Injunction. No Law or Order shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of any of the Transactions.
(e) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
(f) Certificates of Designations. Each of the Certificates shall have been duly adopted and executed and filed with the Secretary of State of the State of Delaware. The Company shall not have adopted or filed any other document designating terms, relative rights or preferences of the Preferred Shares, other than the Securities Purchase Agreement. The Certificates shall not have been amended or modified, and a copy of the each of the Certificates certified by the Secretary of State of the State of Delaware shall have been delivered to Gores.
(g) Directors. The Persons listed on Schedule 5.1(g)(i) shall have resigned or retired from the Board. Substantially concurrently with the Closing, the Persons listed on Schedule 5.1(g)(ii) shall be elected to the Board and the Board shall consist only of such Persons. The Company’s stockholders of record shall have received the 14f-1 Notice at least 10 days prior to the date of such change in the Board.
(h) Adverse Changes. Since the date of execution of this Agreement, no Material Adverse Change shall have occurred.
(i) Amendment. The Registration Rights Agreement shall have been amended by the Registration Rights Amendment.
(j) Debt Restructuring. The transactions contemplated by the Debt Restructuring Agreements, shall have been (or will be concurrently be) consummated. Assuming the effectiveness of the Transactions, no Default or Event of Default (as such terms are defined therein) shall have occurred and be continuing under the Debt Restructuring Agreements and no other condition exists that, with notice or lapse of time or both, would constitute a Default or Event of Default thereunder prior to or after consummation of the Transactions.
(k) Fairness Opinion. Prior to the time of the execution of this Agreement, the Purchasers shall have received, solely for informational purposes, a copy of a fairness opinion of Moelis & Company delivered to the Board with respect to the Transactions (the “Fairness Opinion”). No qualification, withdrawal, revocation, amendment or other modification shall have been made to the Fairness Opinion since its distribution to the Purchasers.
(l) Termination of Automatic Equity Grants. The Company shall have taken all Board action necessary to eliminate automatic or mandatory grants of equity (including capital stock, options or restricted stock units) of the Company to members of the Board.

(m) Bylaws. Substantially concurrently with the Closing, the Company shall have amended its bylaws substantially in the form of the Amended and Restated Bylaws.
(n) NFL Radio Rights Agreement. National Football League shall have agreed in a letter (the “NFL Letter”) that it will not (and shall have waived its right to) terminate the Radio Rights Agreement pursuant to Section 3.e thereof and a true and correct copy of the NFL Letter shall have been previously delivered to Purchasers. The NFL Letter and the Radio Rights Agreement shall be in full force and effect.
5.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell the Gores Securities is subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, at or before the Closing, of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date.
(b) Performance. The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchasers at or before the Closing, including delivering or causing the delivery of those items required to be delivered pursuant to Section 2.2.
(c) No Injunction. No Law or Order shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of any of the Transactions.
(d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
(e) Guarantees. To the extent required by the underlying agreement, Gores shall have delivered to the applicable counterparty thereto an executed copy of the Gores Credit Guarantee.
(f) Fairness Opinion. The Board shall have received the Fairness Opinion.
ARTICLE VI.
MISCELLANEOUS
6.1 Termination.
(a) This Agreement may be terminated and any Transactions not then consummated may be abandoned at any time before the Closing Date:
(i) By the mutual consent of the Company and Gores, on behalf of itself and all Purchasers.
(ii) By the Company or Gores, on behalf of itself and all Purchasers, if the Closing has not been consummated on the date of this Agreement (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 6.1(a)(ii) shall not be available to any party whose breach of the covenants set forth in this Agreement has been the principal cause of, or resulted in, the failure of the Closing to be consummated by the Termination Date.

(iii) By Gores, on behalf of itself and all Purchasers, if the Debt Restructuring Agreements are terminated prior to the Closing.
(iv) By Gores, on behalf of itself and all Purchasers, if the Company is in material breach of its obligations under this Agreement which breach shall have not been cured within fifteen (15) Business Days after written notice thereof from Gores or which breach cannot be cured within fifteen (15) Business Days.
(v) By the Company if the Purchasers are in material breach of their obligations under this Agreement which breach shall have not been cured within fifteen (15) Business Days after written notice thereof from the Company or which breach cannot be cured within fifteen (15) Business Days.
(vi) By the Company if the Company has complied with Section 4.9(c) and concurrently with such termination the Company (A) enters into a definitive agreement in connection with a Superior Alternative Proposal that the majority of the Non-Gores Directors determine in their reasonable good faith judgment (after consultation with Company Counsel and a financial advisor of nationally recognized reputation) is more favorable to the holders of Common Stock (other than Purchasers and their respective Affiliates), from a financial point of view, as any offer made by Purchasers pursuant to Section 4.9(c), (B) pays the Superior Alternative Proposal Payment and (B) pays all fees due pursuant to Section 6.3.
(b) No termination of this Agreement shall affect the right of any party to sue for any breach by the other party (or parties).
(c) Section 4.4, Section 4.11 and Article VI, in each case, together with all applicable definitions, shall survive any termination of this Agreement.
6.2 Survival. Except for the representations and warranties set forth in Sections 3.1(a), (b), (e), (f) (regarding capitalization only), (j) and (k) and Section 3.2(f), each of which shall survive indefinitely, the representations and warranties of a party contained in this Agreement (and the portion of any certificate certifying such representations and warranties) shall survive the closing of the transactions contemplated in this Agreement until the 24-month anniversary of the Closing, unless a bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, and, notwithstanding such closing nor any investigation made by or on behalf of the party entitled to rely on such representation and warranty, shall continue in full force and effect for the benefit of such party during such period.
6.3 Fees and Expenses.
(a) The Company shall pay the actual and reasonable legal, accounting, consulting, travel and all other out-of-pocket expenses incurred by or on behalf of the Purchasers in connection with due diligence and the preparation and negotiation of the Transaction Documents and otherwise in connection with the Transactions as set forth in the Fee Letters.
(b) Except as expressly set forth in this paragraph or the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp Taxes and other Taxes and duties levied in connection with the issuance of the Securities. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be the expenses of the Company.

6.4 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral or written.
6.5 Further Assurances. At or after the Closing, and without further consideration, each of the parties will execute and deliver to the other parties such further documents and take such further action as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.
6.6 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or by other means of electronic communication at the facsimile number or e-mail address specified in this Section before 5:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or by other means of electronic communication at the facsimile number or e-mail address specified in this Agreement later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Trading Day following the date of sending, if sent by nationally recognized overnight courier service, specifying next business day delivery or (iv) upon actual receipt by the party to whom such notice is required to be given if mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand. The address for such notices and communications shall be as follows:

If to the Company:	Westwood One, Inc.
40 West 57th Street
5th Floor
New York, New York 10019
Attn: General Counsel
Phone: (212) 641-2000
Fax: (212) 641-2198
Email: dhillman@westwoodone.com

With a copy to (which shall not constitute notice):	With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue
Suite 3400
Los Angeles, California 90071
Attn: Brian J. McCarthy
Phone: (213) 687-5000
Fax: (213) 687-5600
Email: brian.mccarthy@skadden.com

If to the Purchasers:	To the addresses set forth under such Purchaser’s name on the signature pages attached hereto.
or such other address as may be designated in writing hereafter, in the same manner, by such Person by two (2) Trading Days’ prior notice to the other party in accordance with this Section 6.6.

6.7 Amendments; Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company, and the Purchasers who, if before the Closing, have agreed to purchase not less than majority of the Gores Series B Preferred Shares pursuant to Section 2.1 of this Agreement, and if after the Closing Date, hold not less than majority of the Gores Securities actually issued hereunder on a fully diluted as-converted basis (the “Majority Purchasers”). Any waiver executed by the Majority Purchasers shall be binding on the Company and all holders of Gores Securities. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
6.8 Construction. The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Any contract, statute or rule defined or referred to herein means such contract, statute or rule as from time to time amended, modified or supplemented, including (in the case of contracts) by waiver or consent and (in the case of statutes or rules) by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
6.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign its rights under this Agreement after the Closing to any Person to whom such Purchaser assigns or transfers any Gores Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Gores Securities, by the provisions hereof and of the applicable Transaction Documents that apply to the “Purchasers” and thereafter shall be deemed a Purchaser for all purposes hereunder and under the other Transaction Documents. Notwithstanding anything to the contrary herein, Securities may be pledged to a bank or financial lending institution in connection with a bona fide loan or financing arrangement, provided, that prior to any foreclosure thereunder such pledgee shall enter into an agreement, in form and substance reasonably satisfactory to the Company, making the restrictions set forth in the Transaction Documents applicable to such pledgee.
6.10 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnified Party is an intended third party beneficiary of Section 4.11 and (in each case) may enforce the provisions of Section 4.11 directly against the parties with obligations thereunder.

6.11 Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Transactions (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and U.S. federal courts sitting in The City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and U.S. federal courts sitting in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any Transaction or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the Transaction Documents or the Transactions. If either party shall commence a proceeding to enforce any provisions of this Agreement or any Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.
6.12 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. If any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.
6.13 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision that is a reasonable substitute therefor and effects the original intent of the parties as closely as possible, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
6.14 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.15 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, upon receipt of evidence to the Company’s reasonable satisfaction of such mutilation, loss, theft or destruction, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument. Applicants for such substitute certificates shall also comply with such other reasonable regulations and pay such other reasonable charges incidental thereto as the Company may reasonably prescribe.
6.16 Remedies. In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any Proceeding for specific performance of any such obligation the defense that a remedy at Law would be adequate.
6.17 Adjustments in Share Numbers and Prices. After the date hereof and before the Closing, in the event of any stock split, subdivision, dividend or distribution payable in Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, Common Stock), combination or other similar recapitalization or event (and including all Common Stock issuable upon conversion of Gores Series B Preferred Shares) occurring after the date hereof, each reference in this Agreement to a number of shares or a price per share shall be amended to appropriately account for such event.
6.18 Series A Consent. The Purchasers, in their capacity as the holders of all of the Company’s issued and outstanding Series A Preferred Stock, consent to the Transactions concurrently with the Closing.
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SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WESTWOOD ONE, INC.
By:	/s/ David Hillman
	Name:	David Hillman
	Title:	Chief Administrative Officer, Secretary and General Counsel
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SIGNATURE PAGES OF PURCHASER(S) FOLLOW.]

GORES RADIO HOLDINGS, LLC

	By:	The Gores Group, LLC, its Managing Member

	By:	/s/ Steven G. Eisner

Name: Steven G. Eisner
Title: Vice President

Applicable Percentage: 100%

Address for Notice:

GORES RADIO HOLDINGS, LLC 10877 Wilshire Boulevard 18th Floor Los Angeles, California 90024 Attn: General Counsel Phone: (310) 209-3010 Fax: (310) 209-3310 Email: ehattler@gores.com

With a copy to (which shall not constitute notice):	With a copy to (which shall not constitute notice):

GORES RADIO HOLDINGS, LLC 10877 Wilshire Boulevard 18th Floor Los Angeles, California 90024 Attn: Ian Weingarten Phone: (310) 209-3010 Fax: (310) 209-3310 Email: iweingarten@gores.com	PROSKAUER ROSE LLP 2049 Century Park East 32nd Floor Los Angeles, California 90067 Attn: Michael A. Woronoff, Esq. Phone: (310) 557-2900 Fax: (310) 557-2193 Email: mworonoff@proskauer.com

Schedule 2.1(a)

Purchaser	Security	Allocation	Shares

Gores Radio Holdings, LLC	Series A-1 Preferred Stock	100%	75,000

Gores Radio Holdings, LLC	Series B Preferred Stock	100%	25,000